Filed pursuant to Rule 433
Registration Statement No. 333-162357
October 7, 2009
LINN ENERGY, LLC
The following information supplements the Preliminary Prospectus Supplement dated October 6, 2009, and is filed pursuant to Rule 433, under Registration No. 333-162357

Issuer:	Linn Energy, LLC

Units Offered:	7,500,000 Units Representing Limited Liability Company Interests (plus 30-day over-allotment option for up to 1,125,000 additional units)

Offering Price:	$21.90 per unit

Gross Proceeds:	$164,250,000
On October 6, 2009, the issuer filed a registration statement on Form S-3ASR with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was effective upon filing. Before you invest, you should read the prospectus supplement and the accompanying base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the accompanying base prospectus if you request it by calling 1-800-831-9146 (Citigroup Global Markets Inc.), 1-888-603-5847 (Barclays Capital Inc.) or 1-212-428-6670 (RBC Capital Markets Corporation).